EXHIBIT 99

For Investor Relations Inquiries: Scott Bowman, CFO Dave & Buster’s Entertainment, Inc. 214.813.1151

Dave & Buster’s Achieves 6.1% Revenue Growth in Third Quarter

Successfully Executing Near-Term Priorities to Drive Growth

DALLAS, December 10, 2019 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced financial results for its third quarter 2019, which ended on November 3, 2019.

Key Highlights (all comparisons to third quarter 2018)

▪	Total revenues increased 6.1% to $299.4 million from $282.1 million
▪	Number of stores increased 13.6% to 134 from 118
▪	Comparable store sales decreased 4.1%
▪	Net income totaled $0.5 million, or $0.02 per diluted share, vs. net income of $11.9 million, or $0.30 per diluted share.
•	Third quarter 2019 net income was negatively affected by pre-tax charges totaling $3.3 million ($2.6 million, net of tax, or $0.08 per diluted share) related to on-going litigation and corporate restructuring. Third quarter 2018 net income benefited from a $2.3 million pre-tax insurance recovery ($1.4 million net of tax, or $0.03 per diluted share).
▪	EBITDA decreased 13.5% to $39.8 million from $46.0 million.
•	Both third quarter 2019 and third quarter 2018 EBITDA were affected by pre-tax items described above. Excluding these impacts from the respective third quarter measures, EBITDA in the third quarter of 2019 declined by $0.6 million or 1.4% to $43.2 million from $43.8 million.
▪	Repurchased 2.4 million shares for approximately $97 million and increased quarterly cash dividend by 7% to $0.16 per share
▪	Fiscal 2019 guidance updated

“We delivered 6% revenue growth in the third quarter driven by strong new store performance, and are encouraged by our progress advancing our near-term priorities to drive improved performance and sustainable shareholder value,” said Brian Jenkins, Chief Executive Officer. “We are successfully executing our plan to drive growth and position the company for long-term success despite comp sales headwinds from increased competition. We will continue to manage the pace of new store growth to maximize returns and focus on advancing our store revitalization efforts.”

Third Quarter Results

(All comparisons are between third quarter 2019 and third quarter 2018, unless otherwise noted)

Total revenues increased 6.1% to $299.4 million from $282.1 million, driven by a 7.0% increase in Amusements and Other revenue and a 4.9% increase in Food and Beverage revenue. Amusement and Other revenue increased 50 basis points as a percentage of total revenue to 58.4%.

Comparable store sales decreased 4.1%, driven by a 4.6% decline in walk-in sales, partially offset by a 0.7% increase in special events sales. Comparable store sales decreased 3.9% in Amusements & Other and 4.4% in Food & Beverage. Third quarter 2018 comparable store sales decreased 1.3%. Non-comparable store revenue totaled $75.4 million, an increase of $26.2 million, or 53.3%.

Operating income decreased 58.0% to $6.5 million, or 2.2% of revenues, compared with $15.5 million, or 5.5% of revenues.

Net income totaled $0.5 million, or $0.02 per diluted share (31.5 million diluted share base) compared with $11.9 million, or $0.30 per diluted share (39.9 million diluted share base).

EBITDA decreased 13.5% to $39.8 million, or 13.3% of revenues, compared with $46.0 million, or 16.3% of revenues.

Adjusted EBITDA decreased 12.1% to $46.3 million, or 15.5% of revenues, compared with $52.7 million, or 18.7% or revenues.

Store operating income before depreciation and amortization decreased 8.4% to $60.3 million, or 20.1% of revenues, compared with $65.8 million, or 23.3% of revenues.

New Store Development

The Company is on track to open 16 new locations in fiscal 2019, representing unit growth of approximately 12% (net of one first quarter closing). These store openings include 11 large and 5 small format locations and are split between new and existing markets for the Dave & Buster’s brand. The Board and management team remain open-minded about the pace of new unit growth in 2021 and beyond and will continue to monitor progress, consistent with the Company’s focus on maximizing returns for investors.

During the third quarter of 2019, the Company opened four new stores: Concord, California; Huntsville, Alabama; McDonough, Georgia; and Wichita, Kansas. During the fourth quarter, the Company has already opened a store in Canton, Ohio and has one more store scheduled to open in Shenandoah, Texas later in the fiscal fourth quarter.

Capital Allocation

During the third quarter of 2019, the Company repurchased 2.4 million shares for approximately $97 million and at quarter-end had approximately $173 million remaining under the current $800 million authorization. The Company declared a quarterly cash dividend of $0.16 per share during the third quarter. Returning capital to shareholders will continue to be an important component of the company’s capital allocation plans in 2020 and beyond.

Financial Outlook

The Company is updating its fiscal 2019 guidance as follows:

▪	Total revenues of $1.347 billion to $1.354 billion (vs. $1.338 billion to $1.359 billion)
▪	Comparable store sales of -3.0% to -2.5% (vs. -3.5% to -2.0%)
▪	16 new stores (vs. 15-16 new stores)
▪	Net income of $94 million to $98 million (vs. $91 million to $100 million)
▪	Effective tax rate of 21.5% to 22.0% (vs. 22.0% to 22.5%) and diluted share count of approximately 34.0 million (unchanged)
▪	EBITDA of $275 million to $280 million (vs. $272 million to $282 million)
▪	Total capital additions (net of tenant improvement allowances and other landlord payments) of $215 million to $220 million (vs. $200 million to $210 million)

Investor Conference Call and Webcast

Management will hold a conference call today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss these results and updated guidance. The conference call can be accessed over the phone by dialing (323) 794-2093 or toll-free (800) 458-4121. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (412) 317-6671 or toll-free (844) 512-2921; the passcode is 1233569.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 135 venues in North America (as of December 10, 2019) that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the Company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

*Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, Store operating income before depreciation and amortization, and store operating income before depreciation and amortization margin (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of our operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	November 3, 2019	February 3, 2019
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$20,880	$21,585
Other current assets	50,729	69,508

Total current assets	71,609	91,093

Property and equipment, net	878,203	805,337

Operating lease right of use assets	967,697	-

Intangible and other assets, net	380,678	376,757

Total assets	$2,298,187	$1,273,187

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$281,383	$244,390

Operating lease liabilities	1,174,772	-

Other long-term liabilities	53,527	262,491

Long-term debt, net	640,384	378,469

Stockholders' equity	148,121	387,837

Total liabilities and stockholders' equity	$2,298,187	$1,273,187

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	November 3, 2019		November 4, 2018
Food and beverage revenues	$124,637	41.6%	$118,807	42.1%
Amusement and other revenues	174,715	58.4%	163,332	57.9%
Total revenues	299,352	100.0%	282,139	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	33,384	26.8%	31,163	26.2%
Cost of amusement and other (as a percentage of amusement and other revenues)	18,796	10.8%	17,571	10.8%
Total cost of products	52,180	17.4%	48,734	17.3%
Operating payroll and benefits	76,165	25.4%	71,309	25.3%
Other store operating expenses	110,713	37.1%	96,267	34.1%
General and administrative expenses	16,210	5.4%	15,043	5.3%
Depreciation and amortization expense	33,340	11.1%	30,574	10.8%
Pre-opening costs	4,245	1.4%	4,740	1.7%
Total operating costs	292,853	97.8%	266,667	94.5%

Operating income	6,499	2.2%	15,472	5.5%

Interest expense, net	6,110	2.1%	3,321	1.2%

Income before provision (benefit) for income taxes	389	0.1%	12,151	4.3%
Provision (benefit) for income taxes	(93)	-0.1%	295	0.1%
Net income	$482	0.2%	$11,856	4.2%

Net income per share:
Basic	$0.02		$0.30
Diluted	$0.02		$0.30
Weighted average shares used in per share calculations:
Basic shares	30,980,878		38,892,288
Diluted shares	31,515,454		39,855,648

Other information:
Company-owned and operated stores open at end of period	134		118

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	November 3, 2019		November 4, 2018
Net income	$482	0.2%	$11,856	4.2%
Add back: Interest expense, net	6,110		3,321
Provision (benefit) for income taxes	(93)		295
Depreciation and amortization expense	33,340		30,574
EBITDA	39,839	13.3%	46,046	16.3%
Add back: Loss on asset disposal	458		120
Share-based compensation	1,747		1,757
Pre-opening costs	4,245		4,740
Other costs	1		6
Adjusted EBITDA	$46,290	15.5%	$52,669	18.7%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	November 3, 2019		November 4, 2018
Operating income	$6,499	2.2%	$15,472	5.5%
Add back: General and administrative expenses	16,210		15,043
Depreciation and amortization expense	33,340		30,574
Pre-opening costs	4,245		4,740
Store operating income before depreciation and amortization	$60,294	20.1%	$65,829	23.3%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	39 Weeks Ended		39 Weeks Ended
	November 3, 2019		November 4, 2018
Food and beverage revenues	$410,779	40.8%	$388,804	41.6%
Amusement and other revenues	596,754	59.2%	544,713	58.4%
Total revenues	1,007,533	100.0%	933,517	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	109,072	26.6%	101,181	26.0%
Cost of amusement and other (as a percentage of amusement and other revenues)	64,456	10.8%	60,248	11.1%
Total cost of products	173,528	17.2%	161,429	17.3%
Operating payroll and benefits	239,965	23.8%	217,939	23.3%
Other store operating expenses	321,334	31.9%	284,432	30.5%
General and administrative expenses	49,047	4.9%	45,461	4.9%
Depreciation and amortization expense	97,226	9.6%	87,129	9.3%
Pre-opening costs	15,970	1.6%	17,121	1.8%
Total operating costs	897,070	89.0%	813,511	87.1%

Operating income	110,463	11.0%	120,006	12.9%

Interest expense, net	14,771	1.5%	9,406	1.1%

Income before provision for income taxes	95,692	9.5%	110,600	11.8%
Provision for income taxes	20,411	2.0%	22,815	2.4%
Net income	$75,281	7.5%	$87,785	9.4%

Net income per share:
Basic	$2.19		$2.23
Diluted	$2.15		$2.18
Weighted average shares used in per share calculations:
Basic shares	34,405,503		39,314,271
Diluted shares	35,042,311		40,257,231

Other information:
Company-owned and operated stores open at end of period	134		118

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	November 3, 2019		November 4, 2018
Net income	$75,281	7.5%	$87,785	9.4%
Add back: Interest expense, net	14,771		9,406
Provision for income taxes	20,411		22,815
Depreciation and amortization expense	97,226		87,129
EBITDA	207,689	20.6%	207,135	22.2%
Add back: Loss on asset disposal	1,284		813
Share-based compensation	5,479		5,771
Pre-opening costs	15,970		17,121
Other costs	34		127
Adjusted EBITDA	$230,456	22.9%	$230,967	24.7%

The following table sets forth a reconciliation of operating income to store operating income before depreciation and amortization for the periods shown:

	39 Weeks Ended		39 Weeks Ended
	November 3, 2019		November 4, 2018
Operating income	$110,463	11.0%	$120,006	12.9%
Add back: General and administrative expenses	49,047		45,461
Depreciation and amortization expense	97,226		87,129
Pre-opening costs	15,970		17,121
Store operating income before depreciation and amortization	$272,706	27.1%	$269,717	28.9%

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com